Exhibit 99.1

Empire Water Announces Plan to Expand
Sale and Distribution of Irrigation Water

Empire Water announced today that it is in discussions to significantly expand the sale and distribution of irrigation water from its existing facilities. During the calendar year 2007, the Company produced and sold 183 million gallons of water to the Indian Hills Conservation Corporation and the Jurupa Unified School District (JUSD).

Empire Water has entered into discussions with JUSD to amend the existing 20 year contract in order to include several additional schools which are located in close proximity to the Companies existing canal property and infrastructure. In addition, Empire Water is also in discussions with the Jurupa Area Park District to supply irrigation water to certain Parks which are proximate to the Companies eighteen mile canal system.

“Due to its unique location and access to water supplies in San Bernardino County and Riverside County, Empire Water is well positioned to provide reliable and economic water on a long term basis”, said CEO Peter Jensen. “Roughly nineteen percent of all the electric power used in California is utilized to move water from distant locations to urban areas. By utilizing local supplies, customers can save money and reduce the need to produce power and its byproduct emissions.”

About Empire Water, Inc.

Empire Water provides and develops sustainable, long-term supplies of drinking water in Southern Calffornia. Empire Water owns and operates the West Riverside Canal, including 18 miles of conveyance corridor, two operating wells, and 19,000 feet of pipeline.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties.

CONTACT:

Empire Water, Inc.

Peter Jensen

Chief Executive Officer

Tel: (949) 768-1600

www.empirewater.com